Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION
REPORTS FIRST QUARTER 2007 RESULTS

Bethpage, N.Y., May 3, 2007 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the first quarter ended March 31, 2007.

First quarter consolidated net revenue grew 12.5% to just under $1.6 billion compared to the prior year period, reflecting solid revenue growth in Telecommunications Services, Rainbow and Madison Square Garden.  Consolidated adjusted operating cash flow (“AOCF”) (1) increased 21.4% to $481.6 million and consolidated operating income grew 69.7% to $176.0 million.

Operating highlights for the first quarter 2007 include:

•                  Cable Television net revenue growth of 15.4% and AOCF growth of 12.6% as compared to Q1 2006

•                  Twelfth consecutive quarter of basic video subscriber gains; 2.4% growth from Q1 2006

•                  Quarterly Revenue Generating Unit (“RGU”) growth of more than 260,000 new video, high-speed data and voice units

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) of $116.95 in the first quarter 2007

•                  Madison Square Garden AOCF growth of $10.7 million over the prior year period

Cablevision President and CEO James L. Dolan commented:  “Cablevision had a solid start to 2007, driven primarily by continuing growth in the company’s cable operations as well as AOCF growth at Madison Square Garden and Rainbow Media.  Our success in cable continues to be driven by the strength of our video, voice and data services, which maintained their industry-leading penetration rates.  The company delivered its 12th consecutive quarter of basic subscriber growth while our digital video service reached a penetration rate of 80 percent,” concluded Mr. Dolan.

Results from Continuing Operations(2)

Segment results for the quarters ended March 31, 2007 and 2006 are as follows:

	Revenue, Net		AOCF		Operating Income (Loss)
$ millions	Q1 2007	Q1 2006	Q1 2007	Q1 2006	Q1 2007	Q1 2006

Telecommunications	$1,141.3	$993.3	$428.6	$381.6	$185.5	$151.3
Rainbow	230.1	206.4	49.0	27.8	15.8	(4.0)
MSG	235.6	223.8	17.6	6.9	(1.1)	(12.3)
Other (including eliminations)	(20.8)	(14.1)	(13.6)	(19.4)	(24.2)	(31.3)
Total Company	$1,586.2	$1,409.4	$481.6	$396.9	$176.0	$103.7

See notes on page 4

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television – Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure – and its “Optimum Lightpath” branded, fiber-delivered commercial data and voice services.

Telecommunications Services net revenues for the first quarter 2007 rose 14.9% to $1,141.3 million, AOCF grew 12.3% to $428.6 million and operating income increased 22.6% to $185.5 million, all compared to the prior year period.

Cable Television

Cable Television first quarter 2007 net revenues increased 15.4% to $1,099.3 million, AOCF rose 12.6% to $414.1 million and operating income increased 20.8% to $190.9 million, each compared to the prior year period.  The increases in net revenue, AOCF and operating income resulted principally from growth in video, high-speed data, and voice customers, which is reflected in the addition of over 1.2 million Revenue Generating Units since the first quarter of 2006.

Highlights include:

•                  Basic video customers up 12,000 or 0.4% from December 2006 and 73,000 or 2.4% from March 2006; twelfth consecutive quarter of basic video subscriber gains

•                  iO: Interactive Optimum digital video customers up 65,000 or 2.6% from December 2006 and 384,000 or 18.1% from March 2006

•                  Optimum Online high-speed data customers up 78,000 or 3.8% from December 2006 and 311,000 or 17.2% from March 2006

•                  Optimum Voice customers up 109,000 or 9.0% from December 2006 and 453,000 or 52.4% from March 2006

•                  Revenue Generating Units up 261,000 or 3.0% from December 2006 and 1,216,000 or 15.4% from March 2006

•                  Cable Television RPS of $116.95, up $1.65 or 1.4% from the fourth quarter of 2006 and $12.71 or 12.2% from the first quarter of 2006

Lightpath

For first quarter 2007, Lightpath net revenues decreased 1.8% to $53.0 million, AOCF grew 3.6% to $14.5 million and operating loss decreased 19.8% to $5.5 million, each as compared to the prior year period.  The decrease in net revenue is primarily attributable to reduced intrasegment revenue partially offset by the growth in Ethernet data services.  The improvement in AOCF and operating loss were a direct result of certain efficiencies related to the migration from traditional data service to Ethernet data service, offset in part by higher sales and marketing costs in 2007.

Rainbow

Rainbow consists of our National Programming services - AMC, IFC and WE tv as well as Other Programming which includes: FSN Bay Area, fuse, Lifeskool, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

Rainbow net revenues for the first quarter of 2007 increased 11.4% to $230.1 million and AOCF rose 76.5% to $49.0 million, both compared to the prior year period.  Operating income improved to $15.8 million as compared to a first quarter 2006 operating loss of $4.0 million.

AMC/IFC/WE tv

First quarter 2007 net revenues of the combined National Services grew 8.8% to $158.3 million, AOCF rose 28.7% to $75.7 million and operating income rose 40.8% to $57.6 million, each compared to the prior year period.

The first quarter 2007 results reflect:

•                  A 16.2% increase in advertising revenue, as compared to the prior year period, driven principally by higher sellout rates at AMC

See notes on page 4

•                  Viewing subscriber increases of 7.7% at IFC, 4.6% at WE tv and 7.2% at AMC (AMC’s growth includes 3.2 million new Canadian subscribers), all compared to March 2006

•                  A 4.4% increase in affiliate revenue compared to the prior year period, including a $2.5 million increase in Canadian affiliate revenue

•                  A 6.2% reduction in operating expenses compared with the prior year period, principally due to the timing of marketing costs in 2007

Other Programming

First quarter 2007 net revenues rose 15.6% to $77.1 million, AOCF deficit decreased 14.0% to $26.7 million and operating loss declined 6.8% to $41.9 million, all as compared to the prior year period.  The increase in net revenue was driven primarily by higher revenue at the VOOM HD Networks and regional sports and news.  The improvement in both AOCF and operating loss is principally the result of the favorable revenue impact offset in part by higher programming costs.

Madison Square Garden

Madison Square Garden’s primary businesses include: MSG network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, MSG Entertainment, the MSG Arena complex, Radio City Music Hall, and the Beacon Theatre.

Madison Square Garden’s first quarter 2007 net revenue increased 5.2% to $235.6 million, AOCF increased $10.7 million to $17.6 million and operating loss declined 91.5% to $1.1 million, all compared to the prior year period.

MSG’s first quarter 2007 results were primarily impacted by:

•                  Improved results from MSG’s professional teams, with $2.2 million higher revenues and $8.0 million lower team operating expenses (primarily related to lower team personnel compensation and luxury tax)

•                  Improved MSG Networks results, including a $5.7 million increase in affiliate revenue which more than offset a $1.8 million reduction in other revenues, primarily advertising, and $3.3 million of higher operating costs

•                  Improved results from the entertainment business, as revenues from events increased $5.7 million, more than offsetting the increase in variable event related costs and the operating costs of a new venue, the Beacon Theatre.

Other Matters

On April 30, 2007, Cablevision announced an agreement to sell its 60% interest in FSN Bay Area and its 50% interest in FSN New England to Comcast Corporation for $570 million in cash.  This transaction is subject to certain closing conditions.

On May 2, 2007, Cablevision announced that it had entered into a definitive merger agreement with an entity created by members of the Dolan Family Group, pursuant to which all outstanding shares of Cablevision that the Dolan Family Group does not own will be converted into $36.26 per share in cash.  Based on the recommendation of the Special Transaction Committee, Cablevision’s Board of Directors, including independent directors, voted to approve the transaction.  The transaction requires approval by holders of a majority of Cablevision’s outstanding Class A shares not held by the Dolan Family Group or Cablevision’s directors and executive officers.  The transaction is also subject to certain regulatory approvals, the receipt of funds pursuant to already committed financing and other customary closing conditions.

See notes on page 4

2007 Outlook

The company affirms the previously issued full year 2007 guidance as outlined below:

Cable Television

Basic video subscriber growth	+ 1.0% to 2.0% (a)
Revenue Generating Unit (RGU) net additions	850,000 to 950,000
Total revenue growth	mid teens (a)
Adjusted operating cash flow growth	mid teens (a)
Capital expenditures	$600 to $650 million

a)             Percentage growth rate (2007 as compared to 2006)

Notes:

1.               Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Please refer to the detailed definition of AOCF and discussion of our use of AOCF as a non-GAAP financial measure below and page 6 for a reconciliation of AOCF to operating income (loss) and net income (loss).

2.               Operating results of FSN Chicago and Rainbow DBS’ distribution operations are included in discontinued operations.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding share-based compensation expense or benefit and restructuring charges or credits.  Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items.  We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares and stock options, the settlement of an obligation that is not expected to be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use net revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 6 of this release.

We define Consolidated Free Cash Flow From Continuing Operations, (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash from operating activities (continuing operations) less capital expenditures (continuing operations), both of which are reported in our Consolidated Statement of Cash Flows.  Net cash from operating activities excludes net cash from operating activities of our discontinued operations.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment and other discretionary and non-discretionary items.  It is also one of several indicators of our ability to make investments and return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE tv and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall and the Beacon Theatre, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Patricia Armstrong
	Senior Vice President	Senior Vice President
	Media and Community Relations	Investor Relations
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The conference call will be Webcast live today at 10:00 a.m. EDT

Conference call dial-in number is (973) 935-8754

Conference call replay number (973) 341-3080/ pin #8685716 until May 10, 2007

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2007 (a)	2006 (a)

Revenues, net	$1,586,216	$1,409,358

Adjusted operating cash flow	$481,649	$396,878
Share-based compensation expense	(17,633)	(16,431)
Restructuring credits (charges)	(1,329)	685
Operating income before depreciation and amortization	462,687	381,132
Depreciation and amortization (including impairments)	286,686	277,405
Operating income	176,001	103,727
Other income (expense):
Interest expense, net	(229,917)	(187,232)
Equity in net income of affiliates	1,776	1,408
Write-off of deferred financing costs	—	(4,587)
Gain (loss) on investments, net	(72,986)	7,238
Gain (loss) on derivative contracts, net	65,119	(6,780)
Minority interests	(1,673)	(1,337)
Miscellaneous, net	656	183
Loss from continuing operations before income taxes	(61,024)	(87,380)
Income tax benefit	29,707	32,658
Loss from continuing operations	(31,317)	(54,722)
Income (loss) from discontinued operations, net of taxes	5,484	(2,386)
Loss before cumulative effect of a change in accounting principle	(25,833)	(57,108)
Cumulative effect of a change in accounting principle, net of taxes	(443)	(862)
Net loss	$(26,276)	$(57,970)

Basic and diluted net income (loss) per share:

Loss from continuing operations	$(0.11)	$(0.19)

Income (loss) from discontinued operations	$0.02	$(0.01)

Cumulative effect of a change in accounting principle, net of taxes	$—	$—

Net loss	$(0.09)	$(0.20)

Basic weighted average common shares (in thousands)	284,971	282,950

(a)          The net operating results of FSN Chicago and Rainbow DBS (distribution operations) are reflected as discontinued operations.

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation and amortization and impairments of long-lived assets in all periods.

•                  Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with costs related to the elimination of positions, facility realignment, and other related restructuring activities in all periods.

•                  Share-based compensation benefit (expense). This adjustment eliminates the compensation benefit (expense) relating to stock options, stock appreciation rights, restricted stock and restricted stock units granted under our employee stock plan and non-employee director plan in all periods.

	Three Months Ended March 31,
	2007 (a)	2006 (a)
CONSOLIDATED FREE CASH FLOW FROM CONTINUING OPERATIONS(b)

Net cash provided by operating activities (c)	$236,870	$167,316
Less: capital expenditures (d)	(156,294)	(272,396)
Consolidated free cash flow from continuing operations	$80,576	$(105,080)

(a)          Excludes the net operating results of FSN Chicago and Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations used a total of $0.9 million in cash for the three months ended March 31, 2007.  Discontinued operations provided a total of $3.1 million in cash (which included a refund from a satellite manufacturer) for the three months ended March 31, 2006.

(b)         See non-GAAP financial measures on page 4 of this release for a definition and discussion of Free Cash Flow.

(c)          The level of net cash provided by operating activities will continue to depend on a number of variables in addition to our operating performance, including the amount and timing of our interest payments and other working capital items.

(d)         See page 11 of this release for additional details relating to capital expenditures.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended March 31,
	2007	2006 (a)	% Change
Cable Television	$1,099,281	$952,656	15.4%
Optimum Lightpath	52,967	53,956	(1.8)%
Eliminations (b)	(10,942)	(13,329)	17.9%
Total Telecommunications	1,141,306	993,283	14.9%
AMC/IFC/WE tv	158,307	145,496	8.8%
Other Programming (c)	77,135	66,745	15.6%
Eliminations (b)	(5,392)	(5,824)	7.4%
Total Rainbow	230,050	206,417	11.4%
MSG	235,576	223,842	5.2%
Other (d)	16,497	18,501	(10.8)%
Eliminations (e)	(37,213)	(32,685)	(13.9)%
Total Cablevision	$1,586,216	$1,409,358	12.5%

(a)          2006 excludes the net revenues of FSN Chicago, which are reported in discontinued operations.

(b)         Represents intra-segment revenues.

(c)          Includes FSN Bay Area, fuse, Lifeskool, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(d)         Represents net revenues of Clearview Cinemas and PVI Virtual Media.

(e)          Represents inter-segment revenues.

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended March 31,		%	Three Months Ended March 31,		%
	2007	2006 (a)	Change	2007	2006 (a)	Change

Cable Television	$414,065	$367,609	12.6%	$190,946	$158,054	20.8%
Optimum Lightpath	14,532	14,033	3.6%	(5,457)	(6,801)	19.8%
Total Telecommunications	428,597	381,642	12.3%	185,489	151,253	22.6%
AMC/IFC/WE tv	75,707	58,807	28.7%	57,640	40,946	40.8%
Other Programming (b)	(26,685)	(31,031)	14.0%	(41,861)	(44,929)	6.8%
Total Rainbow	49,022	27,776	76.5%	15,779	(3,983)	—
MSG	17,586	6,859	156.4%	(1,050)	(12,309)	91.5%
Other (c)	(13,556)	(19,399)	30.1%	(24,217)	(31,234)	22.5%
Total Cablevision	$481,649	$396,878	21.4%	$176,001	$103,727	69.7%

(a)          Excludes the operating results of FSN Chicago and Rainbow DBS (distribution operations), which are reported in discontinued operations.

(b)         Includes FSN Bay Area, fuse, Lifeskool, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow ventures.

(c)          Includes unallocated corporate general and administrative costs, operating results of Clearview Cinemas, PVI Virtual Media , and certain other items.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

CABLE TELEVISION

	March 31, 2007	December 31, 2006	March 31, 2006
Revenue Generating Units
(in thousands)
Basic Video Customers	3,139	3,127	3,066
iO Digital Video Customers	2,511	2,447	2,127
Optimum Online High-Speed Data Customers	2,118	2,039	1,807
Optimum Voice Customers	1,318	1,209	865
Residential Telephone Customers	2	5	7
Total Revenue Generating Units	9,088	8,827	7,872

Customer Relationships (in thousands) (a)	3,318	3,300	3,224

Homes Passed (in thousands)	4,589	4,562	4,501

Penetration
Basic Video to Homes Passed	68.4%	68.5%	68.1%
iO Digital to Basic Penetration	80.0%	78.2%	69.4%
Optimum Online to Homes Passed	46.1%	44.7%	40.1%
Optimum Voice to Homes Passed	28.7%	26.5%	19.2%

Monthly Churn
Basic Video	1.7%	1.8%	1.5%
iO Digital Video	1.9%	2.0%	1.9%
Optimum Online High-Speed Data	2.0%	2.1%	1.7%

Revenue for the three months ended
(dollars in millions)

Video (b) (c)	$682	$664	$616
High-Speed Data (b)	244	237	213
Voice (b)	121	113	73
Advertising (b)	26	37	23
Other (b) (d)	26	28	28
Total Cable Television Revenue (e)	$1,099	$1,079	$953

Average Monthly Revenue per Basic Video Customer (“RPS”) (e)	$116.95	$115.30	$104.24

(a)          Number of customers who receive at least one of the company’s services, including business modem only customers.

(b)         Certain reclassifications have been made to the first quarter 2006 revenue information to conform to the current presentation.

(c)          Includes analog, digital, PPV, VOD and DVR revenue.

(d)         Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(e)          RPS is calculated by dividing average monthly cable television GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

RAINBOW

	March 31, 2007	December 31, 2006	March 31, 2006
Viewing Subscribers
(in thousands)
AMC	83,100	81,100	77,500
WE tv	53,800	52,700	51,400
IFC	40,900	40,100	38,000
fuse	43,100	42,000	39,800
Fox Sports Net Bay Area	3,800	3,700	3,700
Fox Sports Net New England (Non-Consolidated)	3,800	3,900	3,800
VOOM HD Networks	600	300	—

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

CAPITALIZATION

March 31, 2007
Cash and cash equivalents	$531,076

Bank debt	$4,996,750
Collateralized indebtedness	900,881
Senior notes and debentures	5,994,255
Senior subordinated notes and debentures	497,108
Capital lease obligations and notes payable	66,896
Debt	$12,455,890

LEVERAGE
Debt	$12,455,890
Less: Collateralized indebtedness of unrestricted subsidiaries (a)	900,881
Cash and cash equivalents	531,076
Net debt	$11,023,933

Leverage Ratios
Consolidated net debt to AOCF leverage ratio (a) (b)	5.7
Restricted Group leverage ratio (Bank Test) (c)	5.2
CSC Holdings notes and debentures leverage ratio (c)	5.2
Cablevision senior notes leverage ratio (d)	6.1
Rainbow National Services notes leverage ratio (e)	3.9

(a)          Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver, at its option, the stock or its cash equivalent.

(b)         AOCF is annualized based on the first quarter 2007 results, as reported, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(c)          Reflects the debt to cash flow ratios applicable under CSC Holdings’ bank credit agreement and senior notes indentures, respectively (which exclude Cablevision’s $1.5 billion of senior notes and the debt and cash flows related to CSC Holdings’ unrestricted subsidiaries, including Rainbow and MSG).  The annualized AOCF (as defined) used in the ratios is $1.7 billion.

(d)         Adjusts the debt to cash flow ratio as calculated under the CSC Holdings notes and debentures leverage ratio to include Cablevision’s $1.5 billion of senior notes.

(e)          Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $342.7 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
CAPITAL EXPENDITURES

Consumer premise equipment	$106,937	$166,590
Scalable infrastructure	18,378	69,024
Line extensions	7,657	7,650
Upgrade/rebuild	996	857
Support	5,764	14,118
Total Cable Television	139,732	258,239
Optimum Lightpath	12,190	8,517
Total Telecommunications	151,922	266,756
Rainbow	2,025	847
MSG	824	1,668
Other (Corporate, Theatres and PVI)	1,523	3,125
Total Cablevision	$156,294	$272,396